Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Digi International Inc. of our report dated December 13, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of reportable segments described in Note 5 as to which the date is November 22, 2017, relating to the financial statements and financial statement schedule, which appears in Digi International Inc.’s Annual Report on Form 10-K for the year ended September 30, 2017.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

May 31, 2018